Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement effective as of July 25, 2013 by and between TIME WARNER CABLE INC. and ROBERT D. MARCUS (the “Employment Agreement”) is made effective as of July 31, 2015.

Each of the parties hereto, intending to be legally bound, hereby agrees that the Employment Agreement shall be amended as follows:

1.        Section 1 shall be amended to reflect that the Term is extended to end on December 31, 2017.

2.        Section 4.2 shall be amended by adding at the end thereof three new paragraphs to read as follows:

“The following two paragraphs shall apply in addition to the foregoing, and such paragraphs shall not in any way replace or reduce any other circumstances specified in this Agreement as an involuntary termination without cause or termination for Good Reason.

Your employment shall be deemed to have been involuntarily terminated without cause if, during the Charter Change in Control Protection Period, (A) the Company or New Charter (i) offers you a new position in or (ii) relocates your existing position to, a location which, in either case, will result either (x) in an increased commute each way of at least forty (40) miles more than the current distance between your home and then current work location or (y) a commute each way of at least fifty (50) miles between your home and the proposed work location, and (B) you promptly reject in writing such offer or relocation requirement. The Company or New Charter shall have thirty (30) days from receipt of such rejection to cure by rescinding the offer or revoking the relocation. If the Company or New Charter does not cure, you must terminate employment as of the expiration of the cure period in order for the resignation to constitute a termination without cause. The “Charter Change in Control Protection Period” means the period beginning at the effective time (the “Effective Time”) of the closing of the merger between Time Warner Cable Inc. and Charter Communications, Inc. and ending on the second anniversary of the Effective Time, or the expiration of the Term, if earlier. “New Charter” means the ultimate parent company of the affiliated group resulting from the merger between Time Warner Cable Inc. and Charter Communications, Inc.

Furthermore, your employment shall be deemed to have been terminated for Good Reason if, during the Charter Change in Control Protection Period and without your consent, (A) your Base Salary is reduced from your Base Salary in effect immediately before the reduction, (B) the sum of your Base Salary, Target Bonus, and target grant value of long-term incentive compensation pursuant to Sections 3.1, 3.2, and 3.3 is reduced from such sum in effect immediately before the reduction (for this purpose, the 2015, 2016, and 2017 accelerated RSU grants are taken into account as long-term incentive compensation granted in 2015, 2016, and 2017 respectively), or (C) your Target Bonus is substituted with long-term incentive compensation such that it reduces your Target Bonus by more than half of your Target Bonus in effect immediately prior to the Effective Time. Your employment will not be deemed to have been terminated for Good Reason in accordance with the foregoing sentence unless you provide the Company or New Charter with written notice of the circumstances giving rise to Good Reason within ninety (90) days of their occurrence, and the Company or New Charter shall have thirty (30) days from receipt of such notice to cure. If New Charter does not cure such circumstances, you must terminate employment as of the expiration of the cure period in order to resign for Good Reason. The target grant value of long-term incentive compensation will be determined in a manner consistent with the methodology used by the Company for purposes of Section 3.3 of the Agreement immediately before the Effective Time.”

3.        The parties agree that, in the event of a termination of employment following the closing of the merger between Time Warner Cable Inc. and Charter Communications, Inc., the release of claims referenced in Annex A of the Employment Agreement will expressly include New Charter (the ultimate parent company of the affiliated group resulting from the merger) among the released parties.

Except as expressly provided in this Amendment, all other provisions of the Employment Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective as of the date first written above.

TIME WARNER CABLE INC.

By:	/s/ Paul Gilles
Paul Gilles Senior Vice President, Human Resources

Agreed and Accepted:

EXECUTIVE

By:	/s/ Robert D. Marcus
Robert D. Marcus

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